As filed with the Securities and Exchange Commission on July 9, 2008.
Registration 333-__________________

United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ENB FINANCIAL CORP
(Exact Name of Registrant As Specified In Its Charter)

Pennsylvania	51-0661129
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

31 East Main Street	17522
Post Office Box 457	(Zip Code)
Ephrata, Pennsylvania
(Address of principal executive offices)

ENB FINANCIAL CORP

2001 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Aaron L. Groff, Jr., President and Chief Executive Officer	Copies To:
ENB Financial Corp	Erik Gerhard, Esquire
31 East Main Street	Mark Worley, Esquire
Post Office Box 457	BYBEL RUTLEDGE LLP
Ephrata, Pennsylvania 17522	1017 Mumma Road, Suite 302
(717) 733-4181	Lemoyne, Pennsylvania 17043
(Name, address, including zip code, and telephone	(717) 731-1700
number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if smaller reporting company)	Smaller reporting company ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.20 par value	108,600	$23.00	$2,497,800	$99.00

(1)	Plus such additional number of Shares as may become issuable by operation of the anti-dilution provisions of the plan.
(2)
Estimated solely for purposes of determining the registration fee. The proposed maximum aggregate offering price per Share has been computed pursuant to Rule 457(c) based upon the average of the bid and asked prices of the Shares as of July 2, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information in Item 1 of Part I of Form S-8.

Item 2.	Registration Information and Employee Plan Annual Information.

As permitted by the rules of the Commission, this registration statement omits the information in Item 2 of Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

As successor issuer to The Ephrata National Bank, we incorporate the following documents by reference into this registration statement as filed with the Office of the Comptroller of the Currency (the “OCC”) and SEC:

(a)	The Ephrata National Bank’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the OCC on March 13, 2008;

(b)	The Ephrata National Bank’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the OCC on May 12, 2008;

(c)	ENB Financial Corp’s Current Report on Form 8-K12g3, filed with the SEC on July 1, 2008: and

(d)	ENB Financial Corp’s Current Report on Form 8-K, filed with the SEc on July 7, 2008.

All documents filed by ENB Financial Corp pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and prior to the filing of a post-effective amendment indicating that all securities offered have been sold or which deregisters all remaining unsold securities, are incorporated by reference into this registration statement and become a part hereof from the date of filing such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement automatically updates, modifies and supersedes the prospectus.

Item 4.       Description of Securities.

The authorized capital stock of ENB Financial Corp consists of 12,000,000 shares of common stock, $.20 par value.  Except for the common stock issued in the reorganization, upon completion of the reorganization, no other shares of capital stock, common or preferred, will be issued or outstanding.

Common Stock

Voting Rights.  Each share of common stock entitles its holder to one vote on all matters upon which shareholders have the right to vote.  Shareholders can cumulate their votes in the election of directors.

Preemptive Rights.  ENB Financial Corp's common stock does carry preemptive subscription rights.

Liquidation.  In the event of liquidation, dissolution, or winding up of ENB Financial Corp, the holders of common stock are entitled to share in all assets remaining after payment of liabilities on a pro rata basis.

Liability for Further Assessments.  ENB Financial Corp will not subject shareholders to further assessments on their shares of common stock.

Sinking Fund Provision.  The common stock does not require a separate capital reserve maintained to pay shareholders with preferential rights for their investment in the event of liquidation or redemption.   However, in the future, ENB Financial Corp may issue preferred shares that require such a fund, in which case legal restrictions may require ENB Financial Corp to maintain the fund prior to paying dividends.

Redemption or Conversion Rights.  The holders of common stock do not have a right of redemption, which is the right to sell their shares back to ENB Financial Corp, nor do they have a right to convert their shares to other classes or series of stock, such as preferred stock.

Dividends.  Each shareholder is entitled to receive dividends that may be declared by the board of directors out of legally available funds.

Under the Pennsylvania Business Corporation Law, ENB Financial Corp may not pay a dividend if afterwards:

•               ENB Financial Corp would be unable to pay its debts as they become due, or

•               ENB Financial Corp's total assets would be less than its total liabilities plus an amount needed to satisfy any preferential rights of shareholders.

In order for ENB Financial Corp to pay a cash dividend to shareholders, The Ephrata National Bank must first pay a dividend to ENB Financial Corp.  As a result, the legal restrictions on The Ephrata National Bank's dividend payments also affects ENB Financial Corp’s ability to pay dividends.

Item 5.                   Interests of Named Experts and Counsel.

No disclosure is required under this item because ENB Financial Corp did not employ named experts or counsel on a contingent basis.

Item 6.           Indemnification of Directors and Officers.

The Pennsylvania Business Corporation Law, referred to as the PBCL, provides that Pennsylvania corporations shall have the power, under specified circumstances, to indemnify any person who is or was a representative of the corporation in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such representatives, against expenses (including attorney’s fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceedings Further, the PBCL provides that Pennsylvania corporations must indemnify a representative of the corporation who is successful on the merits or otherwise in defense of any such actions or proceedings against expenses reasonably incurred.

The Bylaws of ENB Financial Corp provides indemnification or reimbursement for reasonable expenses actually incurred by directors or officers.  However, indemnification or reimbursement shall not be provided to a director or officer for gross negligence, willful misconduct or criminal misconduct.  Further, indemnification or reimbursement shall not be provided for compromise settlement without approval of the court, shareholders or board of directors.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the ENB Financial Corp.

Item 7.                   Exemption From Registration Claimed.

Not applicable.

Item 8.                   Exhibits.

Exhibit
No.	Exhibits

4.1	Articles of Incorporation of Registrant (Incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K 12g3 as filed with the SEC on July 1, 2008).

4.2	By-laws of Registrant(Incorporated by reference to Exhibit 4.2 of the Registrant’s Form 8-K 12g3 as filed with the SEC on July 1, 2008).

5	Opinion of Bybel Rutledge LLP re: Legality.

23.1	Consent of S.R. Snodgrass A.C.

23.2	Consent of Bybel Rutledge LLP (included in Exhibit 5).

24	Power of Attorney of Directors and Officers (included on Signature Pages).

99.1	ENB Financial Corp 2001 Employee Stock Purchase Plan.

99.2	Subscription Agreement

99.3	Notice of Withdrawal Request

Item 9.                    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the town of Ephrata, Commonwealth of Pennsylvania on July 9, 2008.

ENB Financial Corp
(Registrant)

By:	/s/ Aaron L. Groff, Jr.
Aaron L. Groff, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Aaron L. Groff, Jr., Paul W. Brubaker and Scott E. Lied, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this registration statement and to file the same, will all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Capacity	Date

/s/ Aaron L. Groff, Jr.	President and Chief Executive	July 9, 2008
Aaron L. Groff, Jr.	Officer and Director
(Principal Executive Officer)

/s/ Scott E. Lied	Chief Financial Officer	July 9, 2008
Scott E. Lied	(Principal Financial and
Accounting Officer)

/s/ Paul W. Brubaker	Director	July 9, 2008
Paul W. Brubaker

/s/ Willis R. Lefever	Director	July 9, 2008
Willis R. Lefever

/s/ Donald Z. Musser	Director	July 9, 2008
Donald Z. Musser

/s/ Susan Y. Nicholas	Director	July 9, 2008
Susan Y. Nicholas

/s/ Bonnie R. Sharp	Director	July 9, 2008
Bonnie R. Sharp

/s/ J. Harold Summers	Director	July 9, 2008
J. Harold Summers

/s/ Mark C. Wagner	Director	July 9, 2008
Mark C. Wagner

/s/ Paul M. Zimmerman, Jr.	Director	July 9, 2008
Paul M. Zimmerman, Jr.

/s/ Thomas H. Zinn	Director	July 9, 2008
Thomas H. Zinn

INDEX TO EXHIBITS

Exhibit No.

4.1	Articles of Incorporation of Registrant (Incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K 12g3 as filed with the SEC on July 1, 2008)

4.2	By-laws of Registrant (Incorporated by reference to Exhibit 4.2 of the Registrant’s Form 8-K 12g3 as filed with the SEC on July 1, 2008).

5	Opinion of Bybel Rutledge LLP re: legality.

23.1	Consent of S.R. Snodgrass A.C.

23.2	Consent of Bybel Rutledge LLP (included in Exhibit 5).

24	Power of Attorney of Directors and Officers (included on Signature Pages).

99.1	ENB Financial Corp 2001 Employee Stock Purchase Plan.

99.2	Subscription Agreement

99.3	Notice of Withdrawal Request